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            THE CONFIDENTIAL PORTIONS HAVE BEEN SO OMITTED AND
                   FILED SEPARATELY WITH THE COMMISSION.
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                                EXHIBIT 2-1
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                        STOCK ACQUISITION AGREEMENT
                               BY AND AMONG
                     ROCHESTER TELEPHONE CORPORATION,
                         AMERICAN SHARECOM, INC.,
                              STEVEN C. SIMON
                           AND JAMES J. WEINERT

     THIS STOCK ACQUISITION AGREEMENT ("Agreement"), is dated as of November 29, 1994, by and among ROCHESTER TELEPHONE CORPORATION, a New York transportation corporation ("Rochester"), AMERICAN SHARECOM, INC., a Minnesota corporation, ("ASI"), and Steven C. Simon ("Simon") and James J. Weinert ("Weinert"), (Simon and Weinert being known together herein as the "Sellers").

                           W I T N E S S E T H :

     WHEREAS, Rochester, the Sellers and ASI have indicated their mutual desire that Rochester should acquire all of the issued and outstanding stock of ASI (the "Acquisition"), upon the terms and conditions set forth in this Agreement; and
     WHEREAS, the Sellers are the holders of record of 100% of the issued and outstanding $.01 par value common stock of ASI authorized issued and outstanding (the "ASI Stock"), and by their signatures below, inter alia, agree to convey all of their shares to Rochester.
     NOW, THEREFORE, the parties hereto hereby represent, warrant, covenant and agree as follows:

ARTICLE I.     CONVEYANCE OF STOCK

     Subject to the terms and conditions provided in this Agreement, the Sellers agree to transfer to Rochester all of their right, title and interest in and to the shares of the ASI Stock owned by them at the Closing (as defined herein) in consideration of (i) the issuance to them (allocated to each
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Seller on the basis of his percentage ownership of the ASI Stock
(the "Percentage Interest") of 8,710,000 shares of the $1.00 par value common stock of Rochester Telephone Corporation (the "Rochester Stock"), less the number of shares of Rochester Stock which are to be deposited by each Seller into escrow in accordance with Section 8.17 of this Agreement and (ii) an interest in the Escrow Fund (as defined in Section 8.17 below) equal to the applicable Percentage Interest.

ARTICLE II.  CLOSING

     The closing of the Acquisition (the "Closing") shall take place at Rochester's offices in Rochester, New York at 10:00 a.m. within ten business days after the date on which the last of the conditions described in Articles VII, VIII and IX to be satisfied is satisfied or at such other time and place as shall be mutually agreed upon by the parties (the "Closing Date").

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND
                     ASI

     As an inducement for Rochester to enter into this Agreement, ASI, and each of the Sellers hereby jointly and severally represent, warrant, covenant and agree with and to Rochester, as follows:

     3.1  Incorporation.   ASI is a privately held corporation
duly organized and validly existing and in good standing under the laws of the State of Minnesota, having been incorporated in said State on May 28, 1980, under the name Sharecom, Inc. ASI has full corporate power and corporate authority to carry on its business as it is now being conducted, to own and operate its assets, business and properties, to conduct its business as now conducted by it, to enter into this Agreement and to perform its obligations hereunder. Annexed hereto as Schedule 3.1 and made a part hereof is a complete and correct copy of the Articles of Incorporation and Bylaws (together with all amendments thereto and restatements thereof) of ASI.

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     3.2  Capitalization of ASI; Corporate Documents.   ASI has
an authorized capital stock consisting of 10,000,000 shares of common stock, 100,000 of which are issued and outstanding, with a $.01 par value (the "ASI Stock"), of which no shares are held in the treasury of ASI. There are no other classes of equity, options, warrants, calls, rights or commitments or any other agreements of any character relating to the sale, issuance or voting of any shares of the ASI Stock, or any securities convertible into or evidencing the right to purchase any shares of the ASI Stock. All of the issued and outstanding stock of ASI is owned by the Sellers. Annexed hereto as Schedule 3.2 and made a part hereof is a complete and correct description of the ownership by the Sellers of the ASI Stock, including the number of shares held by each Seller and the certificate numbers of each of the stock certificates issued to the Sellers and the date of such issuance, as shown on ASI's books and records at September 30, 1994.

     3.3  Title to ASI Stock.   Except for shares of the ASI
Stock pledged as security for that certain Revolving and Term Loan Credit Agreement between ASI and Norwest Bank Minnesota, National Association, dated as of February 2, 1989, as amended, each of the Sellers has good and marketable title to, and owns and will continue to own free and clear of all claims, liens, pledges, options and other encumbrances, all of the ASI Stock listed in Schedule 3.2 as being owned by him. All of the ASI Stock is validly issued, fully paid, non-assessable with no personal liability attaching to the ownership thereof and has not been issued in violation of the pre-emptive rights of any other stockholders.

     3.4  Status of ASI Stock.   None of the ASI Stock is
subject to any voting trust or any other agreement regarding the voting of such shares or any other agreement and the ASI Stock shall be transferred to Rochester at the Closing free and clear of all claims, liens, including inheritance or estate tax liens, pledges, options or other encumbrances.

     3.5  Capacity of ASI Stock Owners.    Neither Seller is
under any present legal disability to enter into and perform this
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Agreement.  Each such Seller or his personal representative will have full power and authority to perform all of his obligations under this Agreement as of the Closing.

     3.6  No Right of First Refusal.   Neither Seller nor ASI
is a party to or restricted by or obligated under any contract or agreement which might be violated by making or performing any part of this Agreement, including but not limited to rights of first refusal pursuant to any shareholders or any other agreement.

     3.7  Financial Statements.   (i) The audited Consolidated
Balance Sheets of ASI as of July 31, 1992 and 1993 and the unaudited Balance Sheet of ASI as of September 30, 1994 (the "Balance Sheets"), and (ii) the related Consolidated Statements of Income and Retained Earnings and the Consolidated Statements of Cash Flows and the related Statements of Income and Retained Earnings and the Statements of Cash Flows for the fiscal years and periods then ended of ASI, together with the notes thereon, certified by the independent certified public accountants of ASI, have been delivered by ASI to Rochester. Such audited financial statements and notes were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, are in accordance with the books and records of ASI, contain and reflect adequate reserves for (i) all liabilities or obligations of any nature, whether absolute, contingent or otherwise, in accordance with GAAP and (ii) all reasonably anticipated losses and costs in excess of expected revenue, and present fairly the financial position of ASI, as of
such dates and for such periods.   All transactions between ASI
and the Sellers related to the business or operations of ASI (other than as related to compensation of either of the Sellers) have been identified in such audited financial statements.
Except as set forth in Schedule 3.7, attached hereto and made a part hereof, the unaudited financial statements as of and for the period ended September 30, 1994 have been similarly prepared, contain and reflect adequate reserves for (i) all liabilities or obligations of any nature, whether absolute, contingent or otherwise, in accordance with GAAP and (ii) all reasonably anticipated losses, and present fairly the financial condition
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and results of operations of ASI as of such date and for such period, except for the lack of explanatory footnote disclosures required by GAAP. Such footnote disclosures, if included with the financial statements at and for the 11 month period ended September 30, 1994, would be substantially similar in description and content to the footnote disclosures in the audited financial statements for the fiscal year ended July 31, 1993. All transactions between ASI and the Sellers related to the business or operations of ASI (other than as related to compensation of either of the Sellers) have been identified in such unaudited financial statements. For purposes of this Agreement, the Balance Sheet of ASI at September 30, 1994, is sometimes referred to as the "Balance Sheet" and the date thereof is referred to as the "Balance Sheet Date." ASI shall deliver to Rochester (i) the audited financial statements of ASI for the fiscal year ended October 31, 1994, no later than January 31, 1995; and (ii) any interim unaudited compiled financial statements of ASI for each fiscal quarter thereafter no later than 45 days after the end of each such fiscal quarter until the Closing shall have occurred. Such financial statements will be prepared in accordance with GAAP applied on a consistent basis during the periods involved, will present fairly the financial condition and results of operations of ASI as of such dates and for such periods, and will be in accordance with the books and records of ASI.

     3.8  Business Since September 30, 1994.   Except as set
forth on Schedule 3.8, attached hereto and made a part hereof, since the Balance Sheet Date, there has not been:
          3.8.1 Any material adverse change in the financial condition, operations, business or prospects of ASI, including, but not limited to, any state or federal regulatory proceedings which could culminate in an order or other action which could have such an adverse change, other than reasonably foreseeable changes resulting from the implementation in California of intraLATA toll competition, but excluding generally known industry trends and competitive conditions affecting the industry generally;
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          3.8.2     Any material physical damage or destruction,
whether or not covered by insurance, adversely affecting the properties, business, or operations of ASI;
          3.8.3 Any labor dispute or threat thereof or any attempt to organize or reorganize the employees of ASI for the purpose of collective bargaining;
          3.8.4 Any direct or indirect redemption, purchase or other acquisition by ASI of any of the ASI Stock, or declaration of or payment or distribution of any kind of cash or other assets to either of the Sellers other than the payment of dividends as provided elsewhere in this Agreement;
          3.8.5 Any employment, severance, consulting or other compensation contract entered into by ASI with any director, officer or employee, or any increase of compensation payable or to become payable to any of its officers, employees or agents, except for increases in compensation in the ordinary course of business;
          3.8.6 Any communication, whether oral or written, to ASI or the Sellers from ASI's customers or suppliers or agencies regulating ASI, nor does ASI or either of the Sellers, after making due inquiry, have any knowledge of any potential
development affecting ASI which would reasonably lead it or any of them to expect a material adverse change in ASI's business;
          3.8.7 Any satisfaction or discharge of any lien by ASI or payment by ASI of any obligation or liability, other than an obligation or liability included in the Balance Sheet of ASI, current liabilities incurred since the Balance Sheet Date in the ordinary course of business, liabilities incurred in carrying out the transactions contemplated by this Agreement and obligations and liabilities under the contracts and agreements listed in
Schedule 3.16 hereof;
          3.8.8 Any guaranty, endorsement or indemnification by ASI of the obligations of any third person, firm or corporation;
          3.8.9 Any sale or transfer of any assets or cancellation by ASI of debts or claims having a value, in the aggregate, of more than $10,000, except, in each case, in the ordinary course of business;
          3.8.10 Any knowing waiver by ASI of any rights having
a value in excess of $10,000;
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          3.8.11 Any transaction entered into, other than in
the ordinary course of business;
          3.8.12 Any mortgage, pledge or lien or other encumbrance of any of its assets, tangible or intangible; or
          3.8.13 Any assignment, sale or transfer of any patent, trademark, trade name, trade secret, copyright or other intangible asset.

     3.9  Litigation, Claims.   Except as set forth in Schedule
3.9 annexed hereto and made a part hereof, there are no actions, suits, proceedings or investigations (whether or not purportedly on behalf of ASI) pending or threatened against or affecting ASI or the Sellers' ability to comply with their obligations under this Agreement at law or in equity or admiralty, or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign which could have a material adverse effect on ASI, nor has any such action, suit, proceeding or investigation been pending during the twelve-month period preceding the date of this Agreement. ASI is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. ASI and the Sellers shall give Rochester written notice (promptly and not later than the Closing) if, prior to the Closing, ASI and the Sellers acquire knowledge of any of the matters set forth in this Section 3.9 or any grounds therefor.

     Other than as set forth on Schedule 3.9, during the past 5 years, there has not been nor is there now pending, any claim(s) against any person in his or her capacity as either a director or officer of ASI. The Sellers have no actual knowledge or information of any act, error, or omission which would give rise to such a claim. Neither ASI nor the Sellers have been involved in or have knowledge of any facts or circumstances involving the following which would give rise to such a claim:
     (i) Antitrust, copyright, tradename, trademark or patent claims or litigation;
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     (ii) Charges in any civil or criminal action or
administrative proceeding involving a violation of any federal or state security law or regulation;
     (iii) Charges in any civil or criminal action or administrative proceeding involving a violation of any federal or state antitrust or fair trade law;
     (iv) Actions involving representative actions, class actions or derivative suits.

     3.10 Compliance with Laws.   Except as set forth on
Schedule 3.10, ASI has not received written notice and neither ASI nor either of the Sellers has any knowledge, having made due inquiry, of any violation by ASI of its tariffs or of laws, regulations and orders from any governmental entity having authority to enforce such tariffs, laws, regulations and orders, and the Sellers do not have any actual knowledge, having made due inquiry, that any requirements of insurance carriers, applicable to its business are not being adhered to. The present uses by ASI of its properties do not violate any such laws, regulations, orders or requirements. To Sellers' actual knowledge, having made due inquiry, no consent or approval by any governmental or quasi-governmental authority, other than the approval of the Federal Communications Commission, the utility regulatory commissions in the States of Minnesota, Wisconsin, Washington, Oregon, California, Wyoming, Montana, Nevada, Colorado, Illinois, North Dakota, South Dakota, Utah, Iowa and Idaho (together, the "Commissions") and compliance with applicable federal and state securities and corporation laws, is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     3.11 Patents, Trademarks, Miscellaneous Intellectual Property. Schedule 3.11, which is annexed hereto and made a part hereof, sets forth a correct and complete list of all copyrights, patents, trademarks, trade names, processes, inventions and formula applied for, issued to or owned by ASI or under which ASI is licensed or franchised, all of which are valid, in good standing and uncontested. Except as set forth on Schedule 3.11, ASI possesses adequate rights, licenses or other authority to use all copyrights, patents, inventions, formula, processes (secret or otherwise), trademarks and trade names necessary to conduct
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its businesses as presently conducted or presently proposed to be conducted. ASI has not received any notice or other information with respect to any alleged infringement or unlawful use of any software license, copyright, patent, trademark, trade name, process, invention or formula or other intangible property right owned by it or by others. No director or officer of ASI has any interest in any such copyright, patent, trademark, trade name, process, invention or formula. ASI has not granted any outstanding licenses or other rights and has no obligations to grant licenses or other rights with respect to any copyright, patent, invention, formula, process, trademark or trade name listed in Schedule 3.11, except as specifically stated in
Schedule 3.11.

     3.12 Insurance.   Schedule 3.12, which is annexed hereto
and made a part hereof, is a correct and complete list of all insurance held by ASI including the policy number, name of carrier, coverage, term, expiration date and premium. ASI has its buildings, plants and properties, including, but not limited to telecommunications equipment and inventories, insured for its actual cash value, but not exceeding the amount it would cost to repair or replace such properties, against loss or damage by fire and all other hazards and risks of the character usually insured against by persons operating similar properties in the localities where such properties are located under valid and enforceable policies issued by insurers of recognized responsibility. Such insurance coverage will be continued in full force and effect through the Closing. ASI has not been refused any insurance by an insurance carrier to which it has applied for insurance during the past three years.

     3.13 Indebtedness.   Schedule 3.13, which is annexed
hereto and made a part hereof, is a correct and complete list of all instruments, agreements or arrangements pursuant to which ASI has borrowed any money, guaranteed or incurred any indebtedness or established any line of credit which represents any liability,
contingent or otherwise, of ASI on the date hereof.   True and
complete copies of all such written instruments, agreements or
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arrangements have been delivered to Rochester prior to the date of this Agreement.

     3.14 Correct Records.   The financial records, ledgers,
account books, minute books, stock certificate books, stock registers, and other corporate records of ASI are current, correct and complete in all material respects and all signatures therein are the true signatures of the persons who are purported to have signed.

     3.15 Contracts.   Schedule 3.15, which is annexed hereto
and made a part hereof, lists all of the written contracts, plans, agreements, arrangements and leases, true and complete copies of which have been furnished to Rochester as of the date hereof, and describes each oral contract, plan, agreement, arrangement and lease to which ASI is a party, including but not limited to: (i) each contract for the future purchase of materials, services, supplies or equipment which (a) has a term in excess of one year or (b) obligates ASI to pay, in one installment or in the aggregate over its term or one year, whichever is shorter, an amount in excess of $100,000; (ii) each contract with a customer made in the ordinary course of business which (a) has a term in excess of one year or (b) generates revenues for ASI over its term or in any one 12 month period, whichever is shorter, in excess of $50,000; (iii) each contract not made in the ordinary and usual course of business; (iv) each employment, severance and consulting contract; (v) each contract with any labor union or other labor organization; (vi) each guarantee and accommodation; (vii) each license and franchise relating to the business of ASI; (viii) each lease of real and personal property which (a) has a term in excess of one year or
(b) obligates ASI to pay, in one installment or in the aggregate over its term or one year, whichever is shorter, an amount in excess of $50,000; and (ix) each contract and agreement with affiliates of ASI, including the Sellers. Except as set forth on
Schedule 3.15 hereto, ASI has performed all obligations required to be performed by it to date and has not breached and is not in default under any agreement listed in Schedule 3.15 or to which it is a party or by which it is bound, and all of the same are
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enforceable in accordance with their terms.

     3.16 Employee Benefit Plans.
          3.16.1 Annexed hereto as Schedule 3.16 and made a part hereof is a true and complete list of all pension, retirement, bonus, profit-sharing, deferred compensation, workers' compensation insurance, group insurance and other employee pension or welfare benefit plans of any type whatsoever entered into or maintained by ASI. All pension benefit plans entered into or maintained by ASI are qualified with the Internal Revenue Service ("IRS"), true and correct copies of which, together with copies of the most recent IRS determination letter for each plan have been provided to Rochester before the date of this Agreement. ASI does not contribute to any employee benefit plan including any multi-employer benefit plan, except as listed on Schedule 3.16.
          3.16.2 ASI is in compliance with and has filed, published and disseminated all reports, documents, statements and communications required to be filed, published or disseminated under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the rules and regulations promulgated under ERISA, and there is no additional funding requirement for any reason, including but not limited to, amendments or terminations of any employee benefit plan of ASI.
          3.16.3 None of the plans listed on Schedule 3.16 nor any fiduciary thereof has engaged in transactions which might subject any of the plans or any fiduciary thereof, of any party dealing with them, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Internal Revenue Code or to a civil penalty imposed by Section 502 of ERISA.
          3.16.4 No such plan has been completely or partially terminated since September 2, 1974.
          3.16.5 None of the plans or trusts has incurred any accumulated funding deficiency, as such term is defined in
Section 412 of the Internal Revenue Code, whether or not such deficiency has been waived.

     3.17 Titles, Real Property Matters.   Schedule 3.17, which
is annexed hereto and made a part hereof, contains descriptions by categories of ASI's real property (including all plants and
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structures located thereon) as of the date of this Agreement.
Except as set forth in Schedule 3.17, ASI has good and marketable title in fee simple to such properties, free and clear of all liens and encumbrances and use restrictions. ASI will obtain title insurance policies on all real estate listed as owned in fee simple on Schedule 3.17 hereto, prior to the Closing. ASI owns or leases all the furniture, equipment and leasehold improvements located in the structures referred to in Schedule
3.17. All other assets and property used in the business of ASI, and all assets and property reflected in the Balance Sheets, or acquired after the Balance Sheet Date (other than assets or property sold or otherwise disposed of in the ordinary course of its business subsequent to such date) are in each case free and clear of all security interests, mortgages, pledges, liens, conditional sales, agreements, leases, encumbrances or charges of any nature whatsoever except as expressly stated in Schedule
3.17. All real estate owned or leased by ASI, their uses, appurtenances and improvements substantially comply with all applicable ordinances and regulations, building, and zoning laws. The buildings, machinery and equipment of ASI are in good and serviceable condition, reasonable wear and tear excepted.

     3.18 Consents.   Except for applicable requirements under
the Communications Act, state communications or utility regulatory laws, the Exchange Act, state securities or blue sky laws, and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act"), no consent, approval or authorization of, or filing, registration, qualification, declaration or designation with, any governmental authority is required on the part of ASI or the Sellers as a condition to the valid execution, delivery and performance of this Agreement by ASI and by the Sellers.

     3.19 No Defaults.   Subject to applicable requirements
under the Communications Act, state communications laws, the Exchange Act, state securities or blue sky laws, and the expiration or termination of the waiting period under the HSR Act, the execution, delivery and performance by ASI of this Agreement will not, in any material respect (with respect to
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clauses (ii) through (iv), inclusive, of this Section 3.19), (i)
conflict with the Articles of Incorporation, as amended, or By-laws of ASI; (ii) conflict with, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any trust agreement, voting agreement, stockholders agreement, voting trust, note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind affecting ASI or the Sellers or to which ASI or the Sellers are a party or by which any of the properties or assets of ASI are or may be bound; (iii) violate any requirement of law applicable to ASI; or (iv) violate any order, injunction, judgment or decree of any court or other governmental authority or any determination of an arbitrator applicable to ASI or any of ASI's properties or assets.

     3.20 Qualification/Subsidiaries and Other Interests.
Neither the nature of ASI's business nor the location of its properties require that it be duly certified, licensed or qualified to do business in any state or jurisdiction other than the States of Minnesota, Wisconsin, Wyoming, Montana, Washington, Oregon, California, Nevada, Colorado, Illinois, North Dakota, South Dakota, Utah, Iowa and Idaho (and Arizona, if the pending application for qualification is accepted) (together, the "States"). ASI is duly qualified, certified or licensed in each such state where it conducts business.

     ASI has no subsidiary corporations or any other interest in any corporation, partnership, association or joint venture, other than as described on Schedule 3.20, attached hereto and made a part hereof.

     3.21 Brokers.   There is no broker or finder or other
person who would have any valid claim against the Sellers or ASI for a commission or brokerage in connection with this Agreement or the transactions contemplated hereby and ASI has not retained or employed any such broker, finder or person as such, nor taken
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any action which would give any person any valid claim against any party hereto for such a commission or brokerage.

     3.22 Employees.   Schedule 3.22, which is annexed hereto
and made a part hereof, sets forth the names, and present annual salaries, wages, commissions and bonuses ("Compensation") of all persons employed by ASI. Such Schedule also sets forth the names of all directors and officers of ASI and a description of any agreement with respect to the election or tenure of any of them as such. Prior to the Closing, and except as set forth in
Schedule 3.22, without the written consent of Rochester thereto, ASI will not increase the rate of Compensation of or grant any severance, bonus or other employee benefit to any employee, or commit itself to or announce the granting of any such increase, bonus or benefit in Compensation to become effective on or after the Closing. Prior to the Closing, ASI will obtain the resignation, effective automatically upon consummation of the transactions contemplated hereby, of any of the directors and officers of ASI as shall be specified by Rochester. On or before the Closing Date, ASI shall deliver to Rochester a list of ASI's employees as of the end of the fiscal quarter immediately preceding the Closing, indicating the following information for each employee:
          3.22.1 His or her Compensation and any applicable severance arrangement;
          3.22.2 whether remunerated on an hourly, weekly, or monthly basis;
          3.22.3 date of most recent commencement of service with ASI; and
          3.22.4 accrued holiday, vacation, sick leave, long service entitlement (if any) and permitted time-off due as compensation for additional time worked.

     3.23 Corporate and Sellers' Action.   This Agreement has
been duly authorized, executed and delivered by ASI and the Sellers and constitutes a legal, valid and binding agreement of ASI and the Sellers, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other
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similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

     3.24 Liabilities.   As of September 30, 1994, ASI had no
material liabilities, absolute or contingent, which are not shown on the Balance Sheet. All liabilities, absolute or contingent, of ASI incurred subsequent to September 30, 1994, will have been incurred only in the ordinary course of business and ASI will, prior to the Closing, have obtained the consent of Rochester to incur any single such liability incurred subsequent to the date of this Agreement in excess of $25,000.

     3.25 Accounts Receivable and Non-Current Receivables.
The accounts, notes and other receivables, whether current or non-current, of ASI shown on the most recent Balance Sheet before the Closing, and all such receivables of ASI as at the Closing, were and shall be good and collectible, subject only to any allowance for doubtful accounts, losses or reserves for returns which may be provided for in such Balance Sheet or, in the case of receivables subsequently created, on the books of ASI as of the Closing.

     3.26 Tax Returns.   Except as set forth in Schedule 3.26,
annexed hereto and made a part hereof, all federal income tax returns, and other federal tax returns of every nature, and all state, county and local tax returns and declarations of estimated tax or estimated tax deposit forms required to be filed by ASI, have been duly filed, and ASI has paid all taxes which have become due and owing or pursuant to any assessment received by it and has paid all installments of estimated tax due. Where such returns and reports have not been audited and approved or settled, there has not been any waiver or extension of any applicable statute of limitations, and ASI has not received any notice of deficiency or adjustment. The amounts shown as provisions for taxes on the Balance Sheet are sufficient for the payment of all respective federal, state, county and local taxes.
     All taxes and other assessments and levies which ASI is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities or are held by ASI in separate bank accounts for such payment. All statements and reports required to be filed under any Chapter of the Internal Revenue Code of 1986, as amended, by ASI have been duly filed.

     Except as described on Schedule 3.26, attached hereto and made a part hereof, to the best of the Sellers' knowledge, having made due inquiry, there is not now pending or under contemplation any audit of any payment, return or report made or filed by ASI or of any claimed failure to pay or report any kind of tax which may be assessed by any taxing authority against ASI.

     ASI is a Subchapter S corporation, within the meaning of the Code.

     3.27 Banks.   Schedule 3.27, which is annexed hereto and
made a part hereof, is a correct and complete list setting forth the name of each bank in which ASI has an account or safe deposit box, the names of all persons authorized to draw thereon or to have access thereto, and the name of each person holding a power of attorney from ASI.

     3.28 Disclosure by the Sellers and ASI.   No
representation or warranty made by the Sellers or ASI in this Agreement and no statement made in any certificate to be delivered at the Closing, Exhibit or Schedule furnished or to be furnished in connection with the transactions herein contemplated contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation or warranty or any such statement not misleading to a prospective purchaser of the ASI Stock who is seeking full information with respect to ASI. No disclosure of information with respect to any warranty or representation contained in this Agreement, or other matters contemplated by this Agreement, shall be deemed to have been made or given unless it expressly appears in this Agreement, or in any document submitted pursuant to a specific requirement of this Agreement.

     3.29 Conflict of Interest.   Except as set forth on
Schedule 3.29, hereto, neither the Sellers nor any director, officer, or employee of ASI or any relative of any of them, has
(i) loaned to or guaranteed the loan of a third party to ASI or borrowed any money from ASI or (ii) any interest in any property, real or personal whether owned or leased, tangible or intangible, including but not limited to, software, inventions, patents, trade names or trademarks used in connection with or pertaining to the business of ASI or any lender, supplier, customer, sales representatives or distributor of ASI; provided, however, that the Sellers or such director, officer, or employee or relative thereof shall not be deemed to have such interest solely by virtue of the ownership of less than five percent (5%) of any stock or indebtedness of any publicly-held company, the stock or indebtedness of which is traded on a recognized stock exchange.

     3.30 Expenses.   The legal expenses allocated to ASI in
connection with the transactions contemplated by this Agreement shall not exceed in the aggregate of $50,000, unless ASI shall have received written approval to exceed such fee amount from Rochester, which approval shall not be unreasonably withheld.
All other expenses allocated to ASI or incurred by it in connection with this Agreement shall not exceed $15,000. As soon as practicable after the Closing, ASI shall submit to Rochester a list of such expenses incurred up to the Closing.

     3.31 Securities Law Reporting.   ASI is not now and has
never been subject to the reporting requirements of the Securities and Exchange Commission ("SEC").

     3.32 Environmental Matters.   ASI is in compliance with
all applicable laws and regulations related to the environment, health and safety, all required governmental permits have been obtained and are in effect, and no on-site storage, treatment or disposal of hazardous waste or material has been made (except in compliance with applicable laws and regulations). There are no pending actions, proceedings, or notices of potential action and ASI has no knowledge of any facts that may lead to actions, proceedings, or notices of potential action from any governmental agency regarding the condition of the properties leased by or personal property owned by ASI under environmental, health or safety laws, which would have a materially adverse effect on ASI's business. ASI has lawfully disposed of its waste and no pending or threatened proceedings exist concerning waste disposal by ASI. There are no underground storage tanks, PCBs, asbestos, radon gas, harmful nuclear radiation, or hazardous wastes present on the properties leased by or personal property owned by ASI.

     3.33 Americans With Disabilities Act.   ASI and the
Sellers have no actual knowledge of any violations of the United
States' Americans With Disabilities Act's mandates and obligations, including but not limited to, those regulation telecommunications providers, facilities accessibility and employment practices.

     3.34 Securities Laws Compliance.   Each Seller is
acquiring the Rochester Stock for his own account for investment, not as a nominee or agent, and not with a view to the resale or distribution of the Rochester Stock or any part thereof, and no Seller has a plan or intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Seller further represents that there is no contract, undertaking, agreement or arrangement with any person for resale in connection with a distribution to any person with respect to any of the Rochester Stock. Each Seller acknowledges that the offering of the Rochester Stock, other than the Registered Shares (as defined in Section 7.6 below), pursuant to this Agreement will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities or blue sky law, on the grounds that the offering and sale of the Rochester Stock contemplated by this Agreement are exempt from registration pursuant to exceptions available under such laws, and that Rochester's reliance upon such exemptions is predicated upon each Seller's representations set forth in this Agreement. Each Seller acknowledges and understands that the Rochester Stock, other than the Registered Shares, must be held for an indefinite period of time unless the Rochester Stock is subsequently registered under the Securities Act and/or applicable state securities or blue sky laws or an exemption from such registration is available.

     3.35 Status of Value Drivers.   The written materials,
data and documents provided by ASI and the Sellers to Rochester related to ASI's historical revenue generation, customer retention and acquisition, costs of access and other network costs remain true as of the date hereof and the results of ASI's operations as of the date hereof are consistent with such written materials, data and documents. All written projections of future operations provided by ASI and the Sellers to Rochester are consistent with such written materials, data and documents and are based upon assumptions of future conditions which ASI and the Sellers believe are reasonable.

     3.36 Distribution History.   Attached hereto and made a
part hereof as Schedule 3.36 is a summary of the historical and projected distributions of ASI's "Free Cash Flow" to the Sellers. Such distributions were not made nor planned to be made in contemplation of the transactions described in this Agreement.

ARTICLE IV. ROCHESTER'S REPRESENTATIONS AND WARRANTIES

     Rochester represents and warrants that:

     4.1  Incorporation.   Rochester is a transportation
corporation duly organized, validly existing and in good standing under the laws of the State of New York and the location of its properties and its business activities do not require that it qualify as a foreign corporation in any jurisdictions other than Minnesota, Georgia, New Jersey and Pennsylvania, in which it is so qualified.

     4.2  No Defaults.   Neither the execution and delivery of
this Agreement nor the consummation of the transactions contemplated hereby is an event which of itself or with the giving of notice or the passage of time, or both, could constitute, in any material respect (with respect to clauses (i) and (iii) of this Section 4.2), a violation of or conflict with or result in any breach of, or default under the terms, conditions or provisions of, (i) any judgment, law or regulation (assuming receipt of the approvals referenced in Section 3.10 hereof) or (ii) Rochester's Certificate of Incorporation or Bylaws, or (iii) any agreement or instrument to which Rochester is a party or by which it is bound or could result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the property or assets of Rochester, and no such event of itself or with the giving of notice or the passage of time, or both, will result in the acceleration of the due date of any obligation of Rochester.

     4.3  Corporate Action of Rochester.   This Agreement has
been duly authorized, executed and delivered by Rochester and constitutes a legal, valid and binding agreement of Rochester, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

     4.4  Disclosure by Rochester.   No representation or
warranty made by Rochester in this Agreement, and no statement made in any certificate to be delivered at the Closing, Exhibit or Schedule furnished or to be furnished in connection with the transactions herein contemplated, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained therein or herein not misleading.

     4.5  Brokers.   There is no broker or finder or other
person who would have any valid claim against Rochester for a commission or brokerage in connection with the Agreement or the transactions contemplated hereby (other than Lazard Freres & Co.)

and Rochester has not retained or employed any such broker, finder or person as such, nor taken any action which would give any person any valid claim against any party hereto for such a commission or brokerage.

ARTICLE V. COVENANTS OF THE SELLERS AND ASI PENDING CLOSING

     The Sellers and ASI jointly and severally covenant and agree that from the date hereof to and including the Closing:

     5.1  Maintenance of Business.   ASI shall continue to
carry on its business, maintain its plants and equipment and keep its books of account, records and files in substantially the same manner as heretofore, except that ASI shall seek Rochester's consent prior to incurring any expense other than in the ordinary course of business or capital expenditure which individually or in the aggregate would exceed $100,000. ASI will maintain in full force and effect insurance policies now in effect. ASI may, however, continue to carry on such activities, plans, capital and operating programs which were approved by it prior to the date hereof, provided that such activities, plans and programs shall not involve expenditures exceeding $50,000 for each such activity, plan or program. If any such activities, plans or programs exceed $50,000 they shall, prior to the execution of this Agreement, have been submitted to Rochester in detail and in writing, and shall have been approved by Rochester.

     5.2  Negative Covenants.   Without the prior written
consent of Rochester, ASI shall not, and the Sellers shall do all things and take all reasonable and proper action to provide that ASI shall not:
          5.2.1 Issue, sell, purchase or redeem, or grant options to purchase or otherwise agree to sell, purchase or redeem any shares of its capital stock or any other securities of ASI;
          5.2.2 Amend its Articles of Incorporation or adopt or amend its Bylaws;

          5.2.3 Incur or prepay any liability for borrowed money, short term debt or long term debt (as those terms are defined in GAAP), other than in the ordinary course of business and consistent with past practices;
          5.2.4 Pay or guarantee any obligation or liability other than obligations or liabilities reflected in the Balance Sheets, when due, liabilities incurred since the Balance Sheet Date in the ordinary course of business and obligations under contracts and agreements referred to in Schedules annexed hereto or entered into in the ordinary course of business;
          5.2.5 Adopt or modify any severance, consulting, bonus, pension, profit sharing or other compensation plan or enter into any contract of employment;
          5.2.6 Enter into or modify any contract or commitment, incur any liability, absolute or contingent, waive or fail to enforce any right or enter into any other transaction, other than in the ordinary course of business;
          5.2.7 Take any action that would or might reasonably be expected to result in any representation or warranty set forth in this Agreement being or becoming untrue in any respect or in any of the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article VIII hereof not being satisfied;
          5.2.8 Have made or become obligated to make any dividend payment or other distribution to the Sellers, other than dividends or distributions in the approximate amounts shown on
Schedule 3.36 attached hereto and made a part hereof. If ASI's Subchapter S pretax income prior to the Closing Date is more or less than the amounts projected on Schedule 3.36, ASI will increase or decrease distributions in accordance with the policy expressed on Schedule 3.36, but such distributions between June 30, 1994, and the Closing Date will not exceed, in the aggregate, the planned distribution of 93.9% of Subchapter S pretax income reflected on Schedule 3.36, so as to permit the transactions contemplated hereby to be accounted for as a pooling of interests; or
          5.2.9 Enter into any contracts to purchase long distance service from interexchange carriers.

     5.3  Organization, Good Will.   ASI shall preserve its
business organization intact, retain the services of its present officers and use its best efforts to retain substantially as at present its employees, and preserve the good will of its suppliers, customers and others having business relations with it.

     5.4  Access to Plants, Files and Records.   ASI and the
Sellers acknowledge that as of the date this Agreement is executed Rochester has not completed Due Diligence (defined as those actions and investigations described in subsections (i) through (iv) below). Therefore, at the reasonable request of Rochester, ASI shall, from time to time, give or cause to be given to Rochester, its officers, employees, accountants, counsel and authorized representatives full access to (i) all of the property, accounts, books and other financial records, minute books, deeds, title papers, insurance policies, licenses, agreements, contracts, commitments, tax returns, records and files of every character, employees, equipment, machinery, fixtures, furniture, vehicles, notes and accounts payable and receivable and inventories of ASI; (ii) all such other information concerning the affairs of ASI as Rochester may reasonably request(iii) consult with the independent auditors of and counsel to ASI with respect to all matters, including, but not limited to, the financial condition of ASI and the audit of ASI's financial statements and any legal and regulatory matters affecting ASI; (iv) at Rochester's own cost and expense, the plant, properties and operations of ASI in order to perform a Phase I environmental audit (the "Environmental Audit"). The Environmental Audit, if conducted, shall be instituted within 30 days after this Agreement is fully executed by both parties. A copy of the report of the Environmental Audit will be delivered promptly to the Sellers and the Sellers shall be afforded an opportunity to undertake a Phase II audit, if necessary, to prove to Rochester's satisfaction that no hazards exist. The Sellers shall be afforded a 30 day period after discovery to cure any environmental hazards which the Environmental Audit discloses exist and Rochester shall keep confidential all information regarding any such hazards unless legally required to disclose it.

     5.5  Actions Not Affect Accounting Treatment.   Neither
ASI nor either of the Sellers shall take any action which would disqualify the transactions contemplated by this Agreement from being accounted for by Rochester as a "pooling of interests".

     5.6  Third Party Consents.   ASI will obtain or cause to
be obtained the consent of any third party whose consent is required by ASI or the Sellers in order that the transactions contemplated by this Agreement may be consummated without violation of any representation, warranty or covenant made by any of them in this Agreement; provided, however, that ASI shall not spend any money or otherwise incur any obligation in order to obtain any such consent without the prior written approval of Rochester.

     5.7  Securities Laws.   ASI and the Sellers will take all
action necessary to permit the transactions contemplated herein to be consummated without violating the securities laws of the United States or of any state or commonwealth.

     5.8  Notice of Proceedings.   ASI will, upon becoming
aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of the Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated, promptly notify Rochester in writing of such order, decree, complaint or notice.

     5.9  Delivery of ASI's Shareholder Lists.   The list of
shareholders in Schedule 3.2 hereof is a true and complete list setting forth the identity of all of the common shareholders of ASI, their holdings of all of the stock of ASI, the certificate number of each share certificate issued to each of them and the date of such issuance. Prior to the Closing, ASI will deliver an updated list of its common shareholders and Rochester may rely completely on such updated list of shareholders.

     5.10 Confidential Information.   If, for any reason, the
transactions contemplated by this Agreement are not consummated, ASI shall not disclose to third parties any confidential information received from Rochester in the course of investigating, negotiating and performing the transactions contemplated by this Agreement; provided, however, that this provision shall be applicable only with respect to information received from Rochester and clearly identified as confidential information, and that nothing shall be deemed to be confidential information which:
          5.10.1 Is known to ASI at the time of disclosure by Rochester;
          5.10.2 Becomes publicly known or available without the disclosure thereof by ASI or the Sellers in violation of this Agreement; or
          5.10.3 Is rightfully received by ASI from a third party.

     5.11 Transition to RCI Long Distance, Inc.; Network
Matters.   Subject to any contractual obligations of ASI to third
parties, ASI and the Sellers shall immediately take all action reasonably necessary to begin to transition ASI's switched long distance traffic to RCI Long Distance, Inc. ("RCI") for termination, provided that all the associated costs of reconfiguration are borne by RCI and that the rates charged by RCI to ASI are not more than those currently paid by ASI to other interexchange carriers for termination. In addition, ASI and the Sellers shall assist RCI in any network and other issues identified by RCI as necessary for RCI's future business plans, including but not limited to the reconfiguration of the ASI network and permitting RCI to collocate switching equipment in ASI points of presence.

ARTICLE VI. COVENANTS OF ROCHESTER PENDING ACQUISITION

     Rochester covenants and agrees that:

     6.1  Corporate Action.   Subject to the provisions of this
Agreement, Rochester will take all necessary corporate and other action required of it to carry out the transactions contemplated by this Agreement; provided, however, that nothing in this
Article VI or anywhere else in this Agreement shall require Rochester to carry out such transactions if a Final Order of a Commission (as those terms are defined in Section 9.2 of this Agreement) contains a term, condition or provision which, in Rochester's sole determination, is unduly burdensome.

     6.2  Confidential Information.   If, for any reason, the
transactions herein contemplated are not consummated, Rochester shall not disclose to third parties any confidential information received from ASI in the course of investigating, negotiating and performing the transactions contemplated by this Agreement; provided, however, that this provision shall be applicable only with respect to information received from ASI and clearly identified as confidential information, and that nothing shall be deemed to be confidential information which:
          6.2.1 Is known to Rochester at the time of its disclosure by ASI;
          6.2.2 Becomes publicly known or available without Rochester's disclosure thereof in violation of this Agreement; or
          6.2.3 Is rightfully received by Rochester from a third party.

     6.3  Notice of Proceedings.   Rochester will, upon
becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions if consummated, promptly notify ASI in writing of such order, decree, complaint or notice.

ARTICLE VII. CONDITIONS TO THE OBLIGATIONS OF THE SELLERS AND ASI

     The obligations of the Sellers and ASI under this Agreement are, at the option of the Sellers and ASI, subject to the fulfillment of the following conditions prior to or at the
Closing:

     7.1  Representations, Warranties, Covenants.
          7.1.1 All representations and warranties of Rochester contained in this Agreement and in any certificate, Exhibit or Schedule to be delivered by Rochester pursuant hereto or in connection with the transactions contemplated hereby shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing and shall then be true and accurate in all material respects;
          7.1.2 Rochester shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or at the Closing;
          7.1.3 Rochester shall have delivered to ASI a certificate of an officer of Rochester, dated as of the Closing, certifying to the fulfillment of the conditions set forth in this
Section 7.1.

     7.2  Proceedings.   No order of any court or other
governmental agency shall have been issued which enjoins the consummation of the transactions contemplated by this Agreement.

     7.3  Proceedings and Instruments Satisfactory.   All
proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to the Sellers and Rochester shall have furnished the Sellers with certified copies of such proceedings and such other instruments and documents as the Sellers shall have reasonably requested.

     7.4  Delivery of Rochester Stock.   Rochester shall have
delivered to the Sellers certificates representing shares of the Rochester Stock in an amount determined as provided in Article I of this Agreement. Such Rochester Stock shall be validly issued, fully paid and non-assessable, will not be subject to any pre-emptive rights and will duly listed for trading on the New York Stock Exchange. Each such certificate (other than the Registered Shares (as defined in Section 7.6 below)) shall bear the following legend:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY ARE SO REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

     Such certificates (including, without limitation, any certificate issued upon transfer or in exchange therefor or in substitution therefor) shall also bear any legend required under any applicable state securities or blue sky laws. Rochester may make a notation on its records or give instructions to any transfer agents or registrars for the Rochester Stock in order to implement the restrictions on transfer set forth in this Section
7.4. In connection with any transfer of such Rochester Stock, the transferor shall provide Rochester with such customary certificates, opinions and other documents as Rochester may reasonably request to assure that such transfer complies fully with applicable securities and other laws. Rochester shall not incur any liability for any delay in recognizing any transfer of such Rochester Stock if Rochester in good faith believes that such transfer may have been or would be in violation in any material respect of the provisions of the Securities Act of 1933, as amended, applicable state securities or blue sky laws. After such time as the legend described by this Section 7.4 is no longer required on any certificate or certificates representing any of the Rochester Stock in the good faith judgment of Rochester, upon request of a Seller, Rochester shall cause such certificate or certificates to be exchanged for a certificate or certificates that do not bear such legend.

     7.5  Registration Rights Agreement.   Rochester shall have
executed and delivered to the Sellers the Registration Rights
Agreements in substantially the form attached hereto and made a part hereof as Schedule 7.5.

     7.6  Registered Shares.   Rochester agrees to use its best
efforts to effect the registration of 261,300 shares of the Rochester Stock on behalf of Simon and 174,200 shares of the Rochester Stock on behalf of Weinert (collectively, the "Registered Shares") under the Securities Act, and, in that connection, to cause a registration statement with respect to the Registered Shares to be effective under the Securities Act on the Closing Date. The parties' rights and obligations in connection with the registration of the Registered Shares shall be governed by the Registration Rights Agreement as if each of Simon and Weinert, as Holders (as defined in the Registration Rights Agreement), had requested the Company (as defined in the Registration Rights Agreement) to effect the registration of such person's Registered Shares pursuant to Section 3(a) of the Registration Rights Agreement, but such registration shall not be deemed to be a request for registration for purposes of Section 3(a) of the Registration Rights Agreement.

ARTICLE VIII. CONDITIONS TO THE OBLIGATIONS OF ROCHESTER

     The obligations of Rochester under this Agreement are, at the option of Rochester, subject to the fulfillment of the following conditions prior to or at the Closing:

     8.1  Representations, Warranties, Covenants.
          8.1.1 All representations and warranties of ASI and the Sellers contained in this Agreement and in any certificate,

Exhibit or Schedule to be delivered pursuant hereto or in connection with the transactions contemplated hereby, which Schedule or Exhibit shall not be amended by ASI or the Sellers without Rochester's prior written consent, shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing and shall then be true and accurate in all material respects;
          8.1.2 ASI and the Sellers shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to or at the Closing;
          8.1.3 The Sellers and ASI shall each deliver to Rochester at the Closing a certificate, certifying to the fulfillment of the conditions set forth in this Section 8.1.

     8.2  Proceedings.   No order of any court or other
governmental agency shall have been issued which enjoins the consummation of the transactions contemplated by this Agreement.

     8.3  No Casualty.   Prior to the Closing, there shall not
have occurred any damage, destruction or loss not covered by insurance exceeding $50,000, or losses due to toll fraud exceeding six times the average monthly toll fraud losses for the six months preceding the month in which this Agreement is executed, adversely affecting the services, products, properties, business operations or prospects of ASI.

     8.4  Proceedings and Instruments Satisfactory.   All
proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Rochester and ASI shall have furnished Rochester with certified copies of such proceedings and such other instruments and documents as Rochester shall have reasonably requested.

     8.5  Delivery of ASI Common Stock.   The Sellers shall
have delivered certificates representing all of the ASI Stock, free and clear of all liens and encumbrances, duly endorsed in blank with guaranteed signatures and all required transfer stamps, if any.

     8.6  Consents of ASI's Creditors and Others.   If required
by Rochester in writing, each instrument or other agreement or document under which ASI has incurred or may incur debt or bank borrowings or other performance obligations shall have been amended where necessary or appropriate, without the assumption by Rochester or ASI of any additional obligation or cost and in a manner satisfactory in form and substance to Rochester and ASI, so as to permit the transactions contemplated by this Agreement without a default or acceleration of any obligation thereunder and to provide that neither Rochester nor ASI shall become liable, contingently or otherwise, by reason of consummation of such transactions, for acceleration of payment or other performance of such debt, bank borrowings or obligations.

     8.7  No Change in ASI's Capitalization.   ASI's authorized
and issued and outstanding capital stock shall be as stated in
Section 3.2 and ASI shall have no agreement, obligation or commitment of any character to issue shares of its capital stock, or debentures, bonds, or other evidences of indebtedness convertible, in whole or in part, into shares of its capital stock.

     8.8  Resolutions and Resignation of ASI's Directors.   ASI
shall have delivered to Rochester at the Closing certified copies of resolutions adopted by the Board of Directors of ASI adopting and approving this Agreement.

     8.9  Certificates of Good Standing.   ASI shall have
delivered to Rochester a Certificate of Good Standing (or its equivalent) issued by the Secretary of State of the State of Minnesota to the effect that ASI is duly incorporated and in good standing under the laws of the States, as of the date of the Closing.

     8.10 Certified Articles.   ASI shall have furnished to
Rochester a copy of its Articles of Incorporation, including all amendments thereto, which shall have been certified by the Secretary of State of the States as of a date reasonably near the Closing Date.

     8.11 Certified Bylaws.   ASI shall have furnished to
Rochester a copy of the Bylaws of ASI which shall have been certified by the Secretary of ASI as of the Closing Date.

     8.12 Certificate of Incumbency.   ASI shall have furnished
to Rochester a Certificate of the Secretary of ASI, certified as of the Closing Date, as to the incumbency and signatures of the officers of ASI executing this Agreement and any document contemplated or delivered under this Agreement.

     8.13 Corporate Actions.   On or before the Closing (i) the
Board of Directors or the Executive Committee thereof of Rochester shall have approved and ratified this Agreement and authorized the transactions contemplated hereby and (ii) ASI shall have taken, and the Sellers shall cause ASI to have taken all corporate action as may be necessary and satisfactory to Rochester, in its sole discretion, to formalize, update, bolster and ratify the past actions of the employees, officers, directors and shareholders of ASI.

     8.14 Employment and Non-Compete Agreements.   On or before
the Closing, the Sellers shall have entered into employment and non-compete agreements (the "Employment and Non-Compete Agreements") in substantially the form attached hereto and made a part hereof as Schedule 8.14 with Rochester and ASI. Further, ASI shall have obtained from James A. Smith, Jr. ("Smith"), his written agreement, in a form reasonably satisfactory to Rochester and as to which Rochester has received an opinion of counsel of Rochester's choice that such agreement is enforceable in the State of California and such other states as may be applicable, pursuant to which: (i) Smith agrees to remain employed by ASI in substantially his current capacity for a period of not less than one year following the Closing; (ii) ASI is permitted to terminate Smith's employment for cause without the payment of any form of consideration; (iii) Smith covenants to refrain from competing with ASI during the term of his employment and for a period of not less than two years thereafter; and (iv) ASI, Rochester and its affiliates are provided with adequate remedies in the event of Smith's breach of his employment agreement and covenant not to compete.

     8.15 Financial Statements.   Prior to the Closing, ASI
shall have delivered to Rochester its audited balance sheet and the related statements of income and retained earnings and statements of cash flows for the fiscal year ending October 31, 1994, which audited financial statements will reflect results consistent with those reflected on the interim unaudited financial statements provided by ASI to Rochester prior to the date of this Agreement.

     8.16 Billing System License.   On or before the Closing,
ASI shall have been granted by the owner of the billing software used in ASI's California operations, in a form reasonably satisfactory to Rochester, a written, perpetual license for the use of such software.

     8.17 Escrow Agreement.   At the Closing, each of the
Sellers shall have executed and delivered to Rochester an agreement substantially in the form attached hereto and made a part hereof as Schedule 8.17 (the "Escrow Agreement") pursuant to which there shall be deposited in escrow by each Seller with an escrow agent of Rochester's choice 215,000 shares (the "Escrow Fund"), multiplied by the applicable Percentage Interest to secure the indemnification obligations of the Sellers under
Article XI of this Agreement and of each Seller with Section 5 of his Employment and Non-Compete Agreement. Each Seller understands and agrees that the Escrow Fund shall secure the indemnification obligation of the other Seller under such Seller's Employment and Non-Compete Agreement. At any time during the term of the Escrow Agreement, and in accordance with the procedures set forth therein, the Sellers shall be permitted to withdraw, in a single transaction, all of the shares of the

Rochester Stock from the Escrow Fund to the extent that, in lieu thereof, the Sellers shall have deposited the sum of $5,000,000 in cash, plus interest thereon at the then prevailing prime rate charged by Chase Manhattan Bank, N.A., from the date of the establishment of the Escrow Fund to the date of the withdrawal therefrom of the Rochester Stock.

     8.18 Pooling Opinion.   Before the Closing, Rochester
shall have received an opinion from Price Waterhouse, its independent auditor, to the effect that the transactions contemplated by this Agreement qualify for treatment under all relevant accounting principles, opinions and rulings as pooling of interests combination.

ARTICLE IX. MUTUAL COVENANTS AND CONDITIONS TO OBLIGATIONS OF ASI
               AND ROCHESTER

     9.1  Applications to the Commissions.   As soon as
practicable after execution of this Agreement, ASI and Rochester shall join in applications to the Commissions, including the New York State Public Service Commission, if required (the "NYPSC"), requesting the approvals and authorizations of each such Commission and the NYPSC of the transactions contemplated by this Agreement. Rochester and the Sellers shall bear equally all fees of the Commissions and the NYPSC charged in connection with or incidental to the filing and processing of the aforesaid applications, as well as the cost of filing and processing. All other fees of legal counsel and accountants and other "out-of-pocket" expenses shall be borne by the party incurring them.

     9.2  Necessity for Commission Approvals.   The obligations
of ASI, Rochester and the Sellers under this Agreement are subject to the receipt prior to the Closing of Final Orders (as defined below) of the Commissions and the NYPSC approving and authorizing the transactions contemplated herein. Rochester, the Sellers and ASI shall not be obligated to consummate such transactions if, in the judgment of Rochester's Board of Directors or its Executive Committee of the Board of Directors, there is contained in any such order a term, condition or provision which is unduly burdensome. For the purposes of this
Section 9.2, a "Final Order" shall mean an order of any Commission or the NYPSC which is not subject to rehearing by such Commission or the NYPSC or to judicial review. The provisions of the prior sentence notwithstanding, nothing in this Section 9.2 shall be construed to require a party to seek judicial review of a Commission or NYPSC order if, upon reconsideration by the Commission which issued such an order or the NYPSC upon the motion of a party to this Agreement or a third party, a party to this Agreement determines that such an order upon reconsideration contains a term, condition or provision which is unduly burdensome.

     Each of the parties to this Agreement agrees that if Rochester, using its reasonable judgment, determines that an application to any other state or federal agency for its approval and authorization of the transactions contemplated herein is required, then Rochester shall file such application at its sole expense and the Sellers and ASI shall join in such application with Rochester and otherwise act in accordance with the provisions of Section 9.1 of this Agreement with respect to such application.

     9.3  Other Filings.   Within 20 days after the execution
of this Agreement, ASI and Rochester, if necessary, shall apply, file or give notice to the Federal Trade Commission and the Department of Justice, Antitrust Division, of the transactions contemplated herein. Prior to the Closing Date, any applicable waiting period under the HSR Act shall have expired or been terminated. Rochester, the Sellers and ASI shall not be obligated to consummate such transactions if, in the judgment of Rochester's Board of Directors or its Executive Committee of the Board of Directors, there is contained in any order issued by the Federal Trade Commission and/or the Department of Justice, Antitrust Division, a term, condition or provision which is unduly burdensome. The filings and related expenses of all such filings shall be made and borne by the party making or incurring them.

ARTICLE X. GENERAL INDEMNITY AGREEMENTS

     10.1 Sellers' Litigation Indemnity Agreements.   Except as
provided in Article XI below, the Sellers, jointly and severally, shall for a period of six years from the Closing Date indemnify ASI, Rochester and its affiliates and hold ASI, Rochester and its affiliates harmless from any and all claims, actions, suits, liabilities, losses, damages and expenses of every nature and character (including, but not by way of limitation, all reasonable attorneys' fees and all amounts paid in settlement of any claim, action or suit) ("Losses") which arise or result directly or indirectly from matters set forth on Schedule 3.9 hereof, or which should have been listed on such Schedule, provided, however, that the indemnification obligation contained in this Section 10.1 shall not apply to any Losses which arise or result directly or indirectly from any such matters unless an
Article X Notice of Claim (as defined below) has been delivered to the Sellers prior to the sixth anniversary of the Closing Date. If an Article X Notice of Claim has been delivered prior to such anniversary date, any and all such Losses, whether incurred prior to or after such anniversary date, shall be subject to indemnification under this Section 10.1.

     10.2 Sellers' Other Indemnity Agreements.   Except as
provided in Article XI below, all representations and warranties made in this Agreement by the Sellers are made to and for the benefit of both Rochester and ASI. With respect to all such representations or warranties in this Agreement (and/or in the Exhibits or Schedules attached hereto and the documents to be delivered by the Sellers at the Closing), the Sellers, jointly and severally, shall for a period of five years from the Closing Date indemnify Rochester and ASI against and hold Rochester and ASI harmless from any and all Losses which arise or result directly or indirectly from any breach of any such representation or warranty, provided, however, that the indemnification obligation contained in this Section 10.2 shall not apply to any Losses which arise or result directly or indirectly from any such matters unless an Article X Notice of Claim (as defined below) has been delivered to the Sellers prior to the fifth anniversary of the Closing Date. If an Article X Notice of Claim has been delivered prior to such anniversary date, any and all such Losses, whether incurred prior to or after such anniversary date, shall be subject to indemnification under this Section 10.2.

     10.3 Rochester's Indemnity Agreements.   Except as
provided in Article XI below, with respect to all representations and warranties made by Rochester in this Agreement (and/or in the Exhibits and Schedules attached hereto and the documents to be delivered by Rochester at the Closing), Rochester shall for a period of five years from the Closing Date indemnify the Sellers against and hold the Sellers harmless from any and all Losses which arise or result directly or indirectly from any breach of any such representation or warranty, provided, however, that the indemnification obligation contained in this Section 10.3 shall not apply to any Losses which arise or result directly or indirectly from any such matters unless an Article X Notice of Claim (as defined below) has been delivered to Rochester prior to the fifth anniversary of the Closing Date. If an Article X Notice of Claim has been delivered prior to such anniversary date, any and all such Losses, whether incurred prior to or after such anniversary date, shall be subject to indemnification under this Section 10.3.

     10.4 Limitation of Amount. No party indemnified under Sections 10.1, 10.2 and 10.3 above shall make a claim for indemnification unless and until such party has incurred a Loss based on a single item or series of related items for which such party is entitled to indemnification in excess of $25,000 or cumulative Losses for which such party is entitled to indemnification in excess of the sum of $100,000, except to the extent that such Losses have been incurred by virtue of or resulted from fraud or intentional misrepresentations.

     10.5 No Limitation.   The indemnity agreements in this
Article X shall not constitute a limitation on any of the warranties, representations, covenants or agreements herein.

     10.6 Procedure for General Claims.   Rochester shall give
reasonably prompt written notice to Simon, acting on behalf of the Sellers (in such capacity, the "Sellers' Representative") of any claim or event other than Article X Third Party Claims (as defined below) with respect to which Rochester believes it or its affiliates is or may be entitled to indemnification pursuant to this Article X and the Sellers' Representative shall give reasonably prompt notice to Rochester of any claim or event other than Article X Third Party Claims with respect to which the Sellers believe they are or may be entitled to indemnification pursuant to this Article X (in each case, an "Article X Notice of Claim"), provided, however, that the failure to give notice as provided in this Section 10.6 shall not relieve the other party of its indemnification obligations hereunder, except to the extent that the indemnifying party is prejudiced by such failure to give notice. The Article X Notice of Claim shall state the nature and basis of said claim or event, the amount thereof to the extent known and the basis of such party's belief that it (or its affiliates, in the case of Rochester) may be entitled to indemnification with respect thereto, including, without limitation, identifying the representation, warranty, covenant or agreement which such party believes has been breached.

     10.7 Procedure for Article X Third Party Claims.   (a)
Rochester, on the one hand, and the Sellers' Representative, on the other, (the "Indemnified Party"), shall give reasonably prompt written notice to the other (the "Indemnifying Party") of any claim or event with respect to which the Indemnified Party believes it or its affiliates, in the case of a notice by Rochester, or either Seller, in the case of a notice by the Sellers' Representative, is or may be entitled to indemnification pursuant to this Article X resulting from any claim, action, suit or proceeding brought by any third party (other than pursuant to the Dissenters' Suits (as defined below)) in connection with any litigation, administrative proceedings or similar actions (including, without limitation, claims by any assignee or successor of a party hereto or any governmental agency) (collectively, "Article X Third Party Claims"), together with an estimate of the amount in dispute thereunder and a copy of any claim, process, legal pleadings or correspondence with respect thereto received by the Indemnified Party, provided, however, that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within ten days of receipt of such notice, the Indemnifying Party may, by written notice to the Indemnified Party, assume the defense of such
Article X Third Party Claim through counsel of its own choosing (which counsel shall be reasonably acceptable to the Indemnified Party) with all fees and expenses thereof to be paid by the Indemnifying Party, in which event the Indemnified Party may participate in the defense thereof at its sole expense, provided that such Indemnified Party shall have the right to employ separate counsel to represent such Indemnified Party if, in such Indemnified Party's reasonable judgment, a conflict of interest between the Indemnifying Party and such Indemnified Party exists with respect to such Article X Third Party Claim, with all fees and expenses of such separate counsel to be paid by the Indemnifying Party. If the Indemnifying Party fails to assume the defense of such Article X Third Party Claim by failing to deliver a written notice of the Indemnifying Party's intention to assume such defense within ten days after receipt of the initial notice thereof, or thereafter abandons or fails to diligently pursue such defense (and only in such circumstances), the Indemnified Party may assume such defense and the fees and expenses of its counsel will be paid by the Indemnifying Party. If the Indemnifying Party exercises its right to undertake the defense against any such Article X Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all pertinent records, materials, and information in its possession or under its control relating thereto as is reasonably required by the Indemnifying Party, with all expenses incurred in connection therewith to be paid by the Indemnifying Party. Similarly, if the Indemnified Party is, directly or indirectly, conducting the defense against any such

Article X Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such records, materials and information in the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party, with all expenses incurred in connection therewith to be paid by the Indemnifying Party. Notwithstanding anything in this Section
10.7 to the contrary, however, if a claim shall be made with respect to which the Indemnifying Party has agreed to assume the defense thereof, the Indemnifying Party shall not thereafter be entitled to dispute, and hereby agrees not to dispute, the Indemnified Party's right to indemnification therefor pursuant to
Article X hereof or any subsequent claims of the Indemnified Party with respect to such Article X Third Party Claim.
     (b) The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any
Article X Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such
Article X Third Party Claim, (ii) settle or compromise any
Article X Third Party Claim in any manner that may adversely affect the Indemnified Party or (iii) upon the issuance of an order of a court of competent jurisdiction or an arbitrator with respect to such Article X Third Party Claim, appeal or otherwise challenge such order. Upon the settlement or compromise of any
Article X Third Party Claim, the order of a court of competent jurisdiction or arbitrator (if the Indemnified Party has failed to consent to the appeal or challenge thereof) with respect thereto or the final, non-appealable order of any appellate court (if the Indemnified Party has consented to the appeal or challenge thereof) with respect thereto, as the case may be, any resulting settlement, award, damages or judgment shall be paid
(i) in the case of any such Article X Third Party Claim with respect to which the Sellers are the Indemnifying Party, by the Sellers, and (ii) in the case of any such Article X Third Party Claim with respect to which Rochester is the Indemnifying Party, by Rochester.

THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY
WITH THE COMMISSION.

ARTICLE XI.  XXXXXX INDEMNIFICATION

     11.1 XXXXXXX Defined.   This Article XI shall set forth
the Sellers' indemnification obligations to ASI, Rochester and its affiliates with respect to the following matters:
XXXXXXXXXXXXXXXXXXXXXXXXXXXXX

     11.2 Indemnification From Escrow Fund.   From the Closing
Date and through the Final Resolution (as defined below) of the XXXXXX, the Sellers, jointly and severally, shall indemnify ASI, Rochester and its affiliates (together, the "Article XI Indemnified Parties") and hold the Article XI Indemnified Parties harmless from any and all liability, loss, damage and expense of every nature and character, whether incurred prior to or subsequent to the date of this Agreement, including but not limited to, all reasonable attorneys' and experts' fees incurred in connection with, all XXXXXXX (all of such liability, loss, damage, expense, award, judgment or settlement being known herein as "Article XI Losses" or, individually, an "Article XI Loss"). For the purposes of this Article XI, the term "Final Resolution" shall mean XXXXXX

XXXXXX.  Notwithstanding the foregoing, the Article XI
Indemnified Parties shall be entitled to indemnification under this Article XI with respect to any Article XI Loss or Losses incurred by such Article XI Indemnified Parties XXXXXXX.

     11.3 Procedure for Claims.   Rochester shall give
reasonably prompt written notice to the Sellers' Representative and the Escrow Agent of any Article XI Loss with respect to which Rochester believes the Article XI Indemnified Parties are or may be entitled to indemnification pursuant to this Article XI (an "Article XI Notice of Claim"); provided, however, that the failure of Rochester to give notice as provided in this Section
11.3 shall not relieve the Sellers of their obligation hereunder to indemnify and hold harmless the Article XI Indemnified Parties in accordance with the terms hereof. The Article XI Notice of

Claim shall state the nature and basis of such Article XI Loss, the amount thereof to the extent known and the basis of Rochester's belief that the Article XI Indemnified Parties are or may be entitled to indemnification with respect thereto. Each
Article XI Notice of Claim shall be delivered in accordance with the terms and conditions of the Escrow Agreement.

     If within 20 days from the date of receipt of an Article XI Notice of Claim by the Escrow Agent and the Sellers' Representative, the Sellers' Representative shall not have given notice to Rochester and the Escrow Agent that there is or may be a dispute relating in any way to such Article XI Notice of Claim or the matters set forth therein, or both, then the Escrow Agent, pursuant to the terms of the Escrow Agreement, shall pay or disburse the amount set forth in the Article XI Notice of Claim, out of the then remaining balance of the Escrow Fund, to Rochester or to the Article XI Indemnified Party identified in the Article XI Notice of Claim to receive such payment promptly after the expiration of such 20 day period and shall give notice of such payment or disbursement to the Sellers' Representative.

     If within 20 days from the date of receipt of an Article XI Notice of Claim by the Escrow Agent and the Sellers' Representative, the Sellers' Representative shall have given notice to Rochester and the Escrow Agent that there is or may be a dispute relating in any way to such Article XI Notice of Claim or the matters set forth therein, or both (an "Article XI Notice of Disputed Claim"), then payment shall be made by the Escrow Agent out of the then remaining balance of the Escrow Fund only to the extent of the undisputed amount, pending the resolution of such dispute in accordance with the provisions of this Section
11.3. The amount in dispute as set forth in the Article XI Notice of Disputed Claim shall, after such Article XI Notice of Disputed Claim has been given, remain in and part of the Escrow Fund until the termination of the Escrow Agreement or, if earlier, until such time as the Escrow Agent receives either (x) a joint statement from the Sellers' Representative and Rochester setting forth the resolution of such dispute and, if applicable, authorizing the payment or disbursement by the Escrow Agent to Rochester of such amount or any portion thereof that the parties shall have mutually agreed upon, or (y) a copy of an order or determination from an arbitrator or a court of competent jurisdiction setting forth the resolution of such dispute and, if applicable, directing the payment or disbursement by the Escrow Agent to Rochester of such amount or any portion thereof. Upon receipt of such joint statement or order or determination, the Escrow Agent shall promptly pay, out of the then remaining balance of the Escrow Fund, the amount authorized or directed to be paid or disbursed as payment or disbursement to the Sellers or to Rochester, as applicable. If the balance of the Escrow Fund is insufficient to satisfy any obligation of the Sellers under this Article XI, then the Sellers shall nonetheless remain liable to the Article XI Indemnified Parties with regard to Article XI Losses in accordance with the provisions of this Article XI other than the provisions with respect to the Escrow Fund.

     11.4 Defense.   The Sellers may XXXXXXXX provided that (i)
the Sellers shall keep Rochester advised of all developments therein and cooperate with Rochester in connection with such defense and shall, at the Sellers' expense, make available to Rochester all such records, materials and information in the Sellers' possession or under the Sellers' control relating thereto as is reasonably requested by Rochester, (ii) XXXXXXX and
(iii) Rochester or ASI shall have the right to assume the defense of any XXXXXXXX with counsel of its own choosing if the Sellers have abandoned or have failed to diligently pursue such defense. All expenses of such defense shall be paid by the Sellers (and shall be withdrawn from the Escrow Fund to the extent funds in cash remain therein) and any such expenses incurred by the
Article XI Indemnified Parties shall be paid by such parties (and not from the Escrow Fund) unless the Sellers have abandoned or have failed to diligently pursue such defense.

     11.5 Settlement or Decision.   The Sellers shall not,
without the written consent of the Article XI Indemnified Parties, (i) settle or compromise any of the XXXXXXX or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Article XI Indemnified Parties of a written release from all liability in respect of such XXXXXXX,

(ii) settle or compromise XXXXXXXX in any manner that may adversely affect the Article XI Indemnified Parties or (iii) upon the issuance of an order of a court of competent jurisdiction or an arbitrator with respect to such XXXXXXX appeal or otherwise challenge such order.

ARTICLE XII. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     12.1 Survival.   The several representations and
warranties of the parties contained in or made pursuant to this Agreement shall be deemed to have been made on and as of the Closing and shall remain operative and in full force and effect until the fifth anniversary of the Closing Date, regardless of any investigation or statement as to the results thereof, made by or on behalf of any such party. Except for the provisions of Articles X and XI, and Sections 5.10, 6.2, 13.5, 13.6, 13.8 through 13.11, inclusive, and 13.13 through 13.16, inclusive, of this Agreement, the several covenants and agreements of the parties contained in this Agreement shall expire on the Closing Date and, except for the provisions of Sections 5.10, 6.2, 13.2, 13.3, 13.5, 13.6, 13.8 through 13.11, inclusive, and 13.13 through 13.16, inclusive, of this Agreement, the several covenants and agreements of the parties contained in this Agreement shall expire on the termination or abandonment of this Agreement.

ARTICLE XIII. MISCELLANEOUS

     13.1 Abandonment of Transaction.   The transaction may be
abandoned, and this Agreement terminated, at any time after the date of this Agreement, but not later than the Closing, by:
          13.1.1 The mutual consent of the Board of Directors of ASI and Rochester; or
          13.1.2 Rochester, if Rochester discovers facts or circumstances in the course of Due Diligence, whether or not Rochester was informed of the matter to which such discovered facts and circumstances relate prior to the execution of this Agreement, which are such that in the good faith judgment of Rochester would make it inadvisable to proceed with the transactions contemplated by this Agreement; or

          13.1.3 Rochester, if ASI is in willful breach of any of its representations, warranties, covenants or agreements under this Agreement in any material respect; or
          13.1.4 ASI, if Rochester is in willful breach of any of its representations, warranties, covenants or agreements under this Agreement in any material respect; or
          13.1.5 Either party hereto if the consummations of the transactions contemplated by this Agreement have been enjoined and such injunction is not subject to appeal or if a Final Order which contains an unduly burdensome term, condition or provision is issued and no appeal is taken therefrom; or
          13.1.6 The Board of Directors of ASI or by Rochester if the transaction contemplated herein shall not have become effective on or before April 30, 1995.

     13.2 Effect of Termination or Abandonment.   If for any
reason the transactions contemplated hereby shall not become effective, all written schedules and other information and all copies of material from the books and records of any party heretofore furnished to any other party shall be returned promptly to the party furnishing the same and, in such event, the provisions of this Agreement relating to confidential information shall survive the termination of this Agreement and the abandonment of the reorganization.

     13.3 Liabilities.   In the event this Agreement is
terminated and the contemplated transactions are abandoned pursuant to Section 13.1 hereof, no party hereto shall have any duty or liability to the other either for costs, expenses, loss of anticipated profits or otherwise, except with respect to any liability or damages incurred or suffered by a party as a result of the breach by the other party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     13.4 Assignment.   This Agreement shall not be assigned by
ASI or the Sellers.

     13.5 Further Assurances.   From time to time prior to, at
and after the Closing, the Sellers, ASI and Rochester will and will cause their respective directors and officers to execute all such instruments and take all such actions as the Sellers, Rochester or ASI, being advised by counsel, shall reasonably request in connection with the carrying out and effectuating of the intent and purpose hereof and all transactions and things contemplated by this Agreement including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

     13.6 Notices.   All notices, demands and other
communications which may or are required to be given hereunder or with respect hereto shall be given by ASI on behalf of itself and the Sellers, and by Rochester on behalf of itself. All such notices, demands and other communication shall be in writing, shall be given either by personal delivery or by nationally recognized overnight courier or by telecopier, and shall be deemed to have been given or made when personally delivered, one business day after delivered to a nationally recognized overnight courier, postage prepaid and receipt requested, or one business day after transmission by telecopier, receipt confirmed, addressed as follows:

     (i) If to Rochester:

          Mr. James G. Dole
          Business Development Director
          Rochester Telephone Corporation
          180 South Clinton Avenue
          Rochester, New York  14646-0700
          Telecopier:  716-325-6113

     with a copy to:

          Helen A. Zamboni, Esq.
          Rochester Telephone Corporation
          180 South Clinton Avenue
          Rochester, New York  14646-0995
          Telecopier:  716-546-7823
or to such other address as Rochester may from time to time designate by notice to ASI and the Sellers;

     (ii) If to ASI or the Sellers:

          Mr. Steven C. Simon
          American Sharecom, Inc.
          1300 Nicollet Avenue, Suite 218
          Minneapolis, Minnesota  55403
          Telecopier:  612-343-3293

     with a copy to:

          Albert A. Woodward, Esq.
          Maun & Simon, PLC
          2900 Norwest Center
          90 South Seventh Street
          Minneapolis, Minnesota  55402-1113
          Telecopier:  612-338-2271

or to such other address as ASI and the Sellers may from time to time designate by notice to Rochester.

     13.7 Entire Agreement.   This Agreement constitutes the
entire agreement between the parties and supersedes and cancels any and all prior agreements between the parties relating to the subject matter hereof.

     13.8 Rules of Construction.   This Agreement shall be
construed as follows:
          (a) except as otherwise defined in this Agreement, words shall be given their commonly understood meaning in agreements of this nature, except that accounting terms shall be given the meaning ascribed thereto by generally accepted accounting principles and interpretations;
          (b) this Agreement has been negotiated on behalf of the parties hereto with the advice of counsel and no general rule of contract construction requiring an agreement to be more stringently construed against the drafter or proponent of any particular provision shall be applied in construction of this Agreement;
          (c) the captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

     13.9 Law Governing.   This Agreement shall be governed by
and construed and enforced in accordance with the laws of the State of New York, but not including the choice of law rules thereof.

     13.10     Waiver of Provisions.   The terms, covenants,
representations, warranties or conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. Such waiver shall be authorized solely by the individual or his personal representative, if the Sellers, or the majority vote of the Board of Directors or the Executive Committee of the corporate party waiving compliance or by officers authorized by such Board or Committee. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any provision, term covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement. The representations and warranties of the Sellers and ASI, on the one hand, and Rochester, on the other hand, contained in this Agreement or in any certificate or other document delivered pursuant hereto or in connection herewith prior to or at the Closing shall not be deemed waived or otherwise amended or modified by any investigation made by any party hereto.

     13.11     Successors.   All of the terms and conditions of this
Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of Rochester and of ASI and the successors and personal representatives of the Sellers. For the purpose of this Agreement, the term "successors" shall include but not be limited to heirs, legatees, and devisees, and the term "personal representatives" shall include administrators, executors, guardians, and conservators.

     13.12     Counterparts.   This Agreement may be executed in
several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart.

     13.13     Public Statements or Releases.   ASI, the Sellers and
Rochester each agree not to make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the terms, conditions and status of, the transactions provided for in this Agreement, without first attempting to the extent reasonably possible (and in all cases with regard to written matters) to clear such announcement, statement, acknowledgment or revelation with the other parties hereto. Each party agrees that it will not unreasonably withhold any such consent or clearance from another party.

     13.14     Severability.   In the event that any provision in
this Agreement be held invalid or unenforceable, by a court of competent jurisdiction, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement, unless such provision goes to the essence of this Agreement in which case the entire Agreement may be declared invalid and not binding upon any of the parties.

     13.15     No Third Party Beneficiaries.   This Agreement and
the obligations of Rochester hereunder shall operate exclusively for the benefit of the parties executing this Agreement and their permitted successors and assigns and not for the benefit of any other person or entity, including, without limitation, any other shareholder, creditor, employee or former employee of ASI and no such person or entity shall have any rights or remedies hereunder.

     13.16     Dispute Resolution.   (a)  Any dispute arising out of
or relating to this Agreement or the breach, termination or validity thereof, which has not been resolved within 60 days of the giving of a notice by one party to the other of the existence of such dispute, shall be finally settled by arbitration conducted expeditiously in accordance with the Center for Public Resources ("CPR") Rules for Non-Administered Arbitration of
Business Disputes by three independent and impartial arbitrators, of whom one shall be appointed by Rochester and one shall be appointed by the Sellers (the arbitrators chosen by Rochester and the Sellers being known as "Party Arbitrators"). Each of the Party Arbitrators shall be chosen from lists submitted by each of Rochester, on the one hand, and the Sellers, on the other, to each other of telecommunications attorneys, law professors, retired FCC employees, retired judges, or a person on the CPR
Panels of Distinguished "Neutrals". The third arbitrator shall be chosen by the Party Arbitrators from the CPR Panels of Distinguished "Neutrals" and shall chair the arbitration. The arbitration shall be governed by the United States Arbitration
Act, 9 U.S.C. Section 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The arbitrators are not empowered to award damages in excess of compensatory damages and Rochester and the Sellers hereby irrevocably waive any damage in excess of compensatory damages.
     (b) The place of the arbitration shall be Chicago, Illinois, and the arbitration shall be conducted under the auspices of any for-profit alternative dispute resolution service recommended by the Bar Association of Cook County, Illinois.
     (c) The procedures specified in this Section 13.16 shall be the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, or the breach, termination or validity thereof, provided that either Rochester, on the one hand, or the Sellers, on the other, may seek a preliminary injunction or other provisional judicial relief if in its or their judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section 13.16.

     (d) All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 13.16 are pending. Rochester and the Sellers shall take such action, if any, required to effectuate such tolling.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and their corporate seals, if applicable, to be hereunto affixed, effective as of the day and year first above written.

                               /s/Steven C. Simon
                              -----------------------
                                Steven C. Simon


                               /s/James J. Weinert
                              ------------------------
                                James J. Weinert


                              ROCHESTER TELEPHONE CORPORATION


                              By: /s/John K. Purcell
                                 --------------------------
                                  John K. Purcell
                                  Corporate Vice President


                              AMERICAN SHARECOM, INC.


                              By: /s/Steven C. Simon
                                 ---------------------------
                                  Steven C. Simon
                                  President

                             TABLE OF CONTENTS

ARTICLE I.  CONVEYANCE OF STOCK                           1

ARTICLE II. CLOSING                                       2

ARTICLE III. REPRESENTATIONS AND WARRANTIES
             OF THE SELLERS AND ASI                       2
3.1      Incorporation                                    2
3.2      Capitalization of ASI; Corporate Documents       3
3.3      Title to ASI Stock                               3
3.4      Status of ASI Stock                              3
3.5      Capacity of ASI Stock Owners                     3
3.6      No Right of First Refusal                        4
3.7      Financial Statements                             4
3.8      Business Since September 30, 1994                5
3.9      Litigation, Claims                               7
3.10     Compliance with Laws                             8
3.11     Patents, Trademarks, Miscellaneous
          Intellectual Property                           8
3.12     Insurance                                        9
3.13     Indebtedness                                     9
3.14     Correct Records                                  10
3.15     Contracts                                        10
3.16     Employee Benefit Plans                           11
3.17     Titles, Real Property Matters                    11
3.18     Consents                                         12
3.19     No Defaults                                      12
3.20     Qualification/Subsidiaries and Other Interests   13
3.21     Brokers                                          13
3.22     Employees                                        14
3.23     Corporate and Sellers' Action                    14
3.24     Liabilities                                      15
3.25     Accounts Receivable and Non-Current Receivables  15
3.26     Tax Returns                                      15
3.27     Banks                                            16
3.28     Disclosure by the Sellers and ASI                16
3.29     Conflict of Interest                             17
3.30     Expenses                                         17
3.31     Securities Law Reporting                         17

3.32     Environmental Matters                            17
3.33     Americans With Disabilities Act                  18
3.34     Securities Laws Compliance                       18
3.35     Status of Value Drivers                          19
3.36     Distribution History                             19

ARTICLE IV. ROCHESTER'S REPRESENTATIONS AND WARRANTIES    19
4.1      Incorporation                                    19
4.2      No Defaults                                      19
4.3      Corporate Action of Rochester                    20
4.4      Disclosure by Rochester                          20
4.5      Brokers                                          20

ARTICLE V.  COVENANTS OF THE SELLERS AND ASI
             PENDING CLOSING                              21
5.1      Maintenance of Business                          21
5.2      Negative Covenants                               21
5.3      Organization, Good Will                          23
5.4      Access to Plants, Files and Records              23
5.5      Actions Not Affect Accounting Treatment          24
5.6      Third Party Consents                             24
5.7      Securities Laws                                  24
5.8      Notice of Proceedings                            24
5.9      Delivery of ASI's Shareholder Lists              24
5.10     Confidential Information                         25
5.11     Transition to RCI Long Distance, Inc.; Network
          Matters                                         25

ARTICLE VI. COVENANTS OF ROCHESTER PENDING ACQUISITION    26
6.1      Corporate Action                                 26
6.2      Confidential Information                         26
6.3      Notice of Proceedings                            26

ARTICLE VII.  CONDITIONS TO THE OBLIGATIONS OF THE
              SELLERS AND ASI                             27
7.1      Representations, Warranties, Covenants           27
7.2      Proceedings                                      27
7.3      Proceedings and Instruments Satisfactory         27
7.4      Delivery of Rochester Stock                      28
7.5      Registration Rights Agreement                    29
7.6      Registered Shares                                29

ARTICLE VIII. CONDITIONS TO THE OBLIGATIONS OF ROCHESTER  29
8.1      Representations, Warranties, Covenants           29
8.2      Proceedings                                      30
8.3      No Casualty                                      30
8.4      Proceedings and Instruments Satisfactory         30
8.5      Delivery of ASI Common Stock                     30
8.6      Consents of ASI's Creditors and Others           31
8.7      No Change in ASI's Capitalization                31
8.8      Resolutions and Resignation of ASI's Directors   31
8.9      Certificates of Good Standing                    31
8.10     Certified Articles                               32
8.11     Certified Bylaws                                 32
8.12     Certificate of Incumbency                        32
8.13     Corporate Actions                                32
8.14     Employment and Non-Compete Agreements            32
8.15     Financial Statements                             33
8.16     Billing System License                           33
8.17     Escrow Agreement                                 33
8.18     Pooling Opinion                                  34

ARTICLE IX. MUTUAL COVENANTS AND CONDITIONS TO
             OBLIGATIONS OF ASI AND ROCHESTER             34
9.1      Applications to the Commissions                  34
9.2      Necessity for Commission Approvals               34
9.3      Other Filings                                    35

ARTICLE X.  GENERAL INDEMNITY AGREEMENTS                  36
10.1     Sellers' Litigation Indemnity Agreements         36
10.2     Sellers' Other Indemnity Agreements              36
10.3     Rochester's Indemnity Agreements                 37
10.4     Limitation of Amount                             37
10.5     No Limitation                                    37
10.6     Procedure for General Claims                     38
10.7     Procedure for Article X Third Party Claims       38

ARTICLE XI. XXXXXXXXXXXXX INDEMNIFICATION                 41
11.1     XXXXXXXXXXXX Defined                             41
11.2     Indemnification From Escrow Fund                 41
11.3     Procedure for Claims                             41
11.4     Defense                                          43
11.5     Settlement or Decision                           43

ARTICLE XII. SURVIVAL OF REPRESENTATIONS AND WARRANTIES   44
12.1     Survival                                         44

ARTICLE XIII. MISCELLANEOUS                               44
13.1     Abandonment of Transaction                       44
13.2     Effect of Termination or Abandonment             45
13.3     Liabilities                                      45
13.4     Assignment                                       45
13.5     Further Assurances                               45
13.6     Notices                                          46
13.7     Entire Agreement                                 47
13.8     Rules of Construction                            47
13.9     Law Governing                                    48
13.10    Waiver of Provisions                             48
13.11    Successors                                       48
13.12    Counterparts                                     49
13.13    Public Statements or Releases                    49
13.14    Severability                                     49
13.15    No Third Party Beneficiaries                     49
13.16    Dispute Resolution                               50